Golden Phoenix Signs Note Settlement LOI With Win-Eldrich on Outstanding
$4.2 Million Note for 2% Ashdown Royalty, 3 Million Shares WEX Stock,
$500k Cash Payment

SPARKS, NV, MARCH 4, 2011 – Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) is pleased to announce the execution of a Letter of Intent (“LOI”) with Win-Eldrich Gold, Inc. (“Win-Eldrich”) setting forth terms to potentially settle a $4.2 million Promissory Note (the “Note”) owed to Golden Phoenix in exchange for a 2% NSR on the Ashdown Project, 3 million shares of WEX common stock, a $500,000 cash payment and the right to appoint one individual to the WEX Board of Directors.

“With the signing of this LOI, Golden Phoenix has executed on its royalty mining growth strategy,” stated Tom Klein, CEO of Golden Phoenix. “This transaction is one example of how we can potentially convert loan and equity positions into royalty agreements on future projects.”

The Note to be settled is that certain Series A Limited Recourse Secured Promissory Note, made by Win-Eldrich in favor of Golden Phoenix, dated April 15, 2010, in the aggregate principal amount of $4,231,925.19, plus interest, issued to Golden Phoenix in exchange for its interest in the Ashdown Project. Under the terms of the potential settlement, upon closing of a definitive agreement, Golden Phoenix will forgive, release and forever discharge any and all obligations and liabilities of Win-Eldrich under the Note in consideration for the following terms and conditions:

•	2% NSR on Ashdown Project/property in favor of Golden Phoenix, with 1% available to be purchased for a purchase price of $1,000,000.

•	Win-Eldrich to make cash payment of $500,000 to Golden Phoenix upon closing of the definitive agreement.

•	Win-Eldrich Mines Ltd. (“WEX”) (parent company of Win-Eldrich; TSXV:WEX) to issue 3,000,000 shares of its common stock, upon closing of the Agreement.

•	Golden Phoenix to have the right to appoint one individual to the Board of Directors of WEX.

A definitive agreement memorializing the above terms is expected to be entered into by March 31, 2011, with an anticipated closing date no later than September 30, 2011, subject to necessary regulatory approvals, including TSXV approval, and corporate approvals of both parties as necessary, or as soon as all required closing conditions are met.  Monthly payments to Golden Phoenix under the Note will commence as scheduled on April 1, 2011, and will be applied to the cash portion of the settlement upon closing, or to the outstanding principal and interest on the Note if the closing does not timely occur, with the Note to continue in effect under its original terms.  Further disclosure can be found in the Company's Form 8-K filed with the SEC as of the date of this press release.

Please visit the Golden Phoenix website at:  www.golden-phoenix.com.

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.Golden-Phoenix.com

Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and mining superior precious and strategic metal deposits throughout North, Central and South America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix is a 30% joint venture partner with Scorpio Gold on the Mineral Ridge gold and silver property near Silver Peak, Nevada, and owns the Adams Mine and Duff Claim Block near Denio, Nevada, and the Northern Champion molybdenum mine in Ontario, Canada. Golden Phoenix has an option to earn an 80% interest in the Vanderbilt Silver and Gold Project, and the Coyote Fault Gold and Silver Project, both of which are adjacent to the Mineral Ridge gold and silver property near Silver Peak, Nevada. Golden Phoenix has entered into a Memorandum of Understanding to acquire an 80% interest in five gold and molybdenum properties in Peru; two on the Pataz Gold Trend in the north and three in the Porvenir area in the south. Golden Phoenix has entered into a Definitive Acquisition Agreement to acquire a 100% interest in four gold and base metal properties in the Shining Tree Mining District in Ontario, Canada.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements by officers of the Company, and other statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products. In addition, actual results could vary materially based on changes or slower growth in the gold and base and precious metals markets; the potential inability to realize expected benefits and synergies in the Company’s mining operations; domestic and international business and economic conditions; changes in the mining industry for base and precious minerals; unexpected difficulties in restarting or expanding production at the Company’s mines; the need for additional capital and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Source:
Golden Phoenix Minerals, Inc.

For More Information Contact:
Robert Ian, Director of Corporate Communications (775) 453-4741
robertian@golden-phoenix.com

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.Golden-Phoenix.com